Exhibit 4.6

This Warrant and the securities issuable upon exercise of this Warrant have not been registered under the Securities Act of 1933, as amended (the “ Securities Act”), or qualified under any state or foreign securities laws and may not be offered for sale, sold, pledged, hypothecated or otherwise transferred or assigned unless (i) a registration statement covering such securities is effective under the Securities Act and is qualified under applicable state and foreign law or (ii) the transaction is exempt from the registration and prospectus delivery requirements under the Securities Act and the qualification requirements under applicable state and foreign law and, if the Company requests, an opinion satisfactory to the Company to such effect has been rendered by counsel.

WARRANT

Warrant Certificate No.: CW-___	Original Issue Date: April 12, 2019

FOR VALUE RECEIVED, Limbach Holdings, Inc., a Delaware corporation (the “Company”), hereby certifies that __________________________________, or its registered assigns (“Holder”), is entitled to purchase from the Company, at any time and from time to time during the Exercise Period, that number of fully paid and non-assessable shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), as calculated pursuant to Section 1(b) below, at a purchase price per share of $7.63 (subject to adjustment as provided in Section 4, the “Warrant Price”), all subject to the terms, conditions and adjustments set forth below in this Warrant.

This Warrant (this “Warrant”) has been issued pursuant to the terms of that certain Financing Agreement, dated as of April 12, 2019, by and among the Company, Limbach Holdings LLC, a Delaware limited liability company, Limbach Facility Services LLC, a Delaware limited liability company (“Limbach”), each subsidiary of Limbach listed as a “Borrower” on the signature pages thereto, each subsidiary of the Company listed as a “Guarantor” on the signature pages thereto, the lenders from time to time party thereto, Cortland Capital Market Services LLC, as collateral agent for the Lenders and administrative agent for the Lenders, and CB Agent Services LLC, as origination agent for the Lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”).

1. Definitions; Calculation of Shares.

(a) Definitions. Except as otherwise defined herein, capitalized terms used in this Warrant shall have the following meanings:

“Closing Date” shall mean April 12, 2019.

“Delayed Draw Term Loan” shall have the meaning given to such term in the Agreement.

“Expiration Date” means 5:00 p.m., New York City time on the earlier of (a) the five (5) year anniversary of the Closing Date or (b) the liquidation of the Company.

“Fair Market Value” means, as of any given date, the volume weighted average price of the shares of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to such date.

(b) Calculation of Shares. As of any given time during the Exercise Period, the aggregate number of shares of Common Stock available to be purchased pursuant to this Warrant shall be equal to the product of: (1)(i) 263,314 shares of Common Stock; multiplied by (ii) a fraction where (x) the numerator is equal to the aggregate principal amount of all Delayed Draw Term Loans made as of such time pursuant to the Agreement and (y) the denominator is equal to $25,000,000, minus (2) the number of shares of Common Stock issued previously pursuant to any partial exercise of this Warrant.

2. Duration of Warrant. Subject to the terms and conditions hereof, this Warrant may be exercised from time to time (a) commencing on the Closing Date, and (b) terminating on the Expiration Date (such period, the “Exercise Period”). Notwithstanding any provision herein to the contrary, this Warrant shall automatically be deemed to be exercised in full on a cashless basis in the manner set forth in Section 3(a)(ii) of this Warrant, without any further action on behalf of Holder, immediately prior to the time this Warrant would otherwise expire.

3. Exercise of Warrant.

(a) Payment. Subject to the provisions hereof, this Warrant may be exercised by Holder by surrendering it, at the principal offices of the Company, with the subscription form attached hereto, duly executed, and by paying in full the Warrant Price for each full share of Common Stock as to which this Warrant is exercised and any and all applicable taxes due in connection with the exercise of this Warrant, as follows:

(i) in cash, certified check or wire transfer of immediately available funds to the order of the Company; or

(ii) on a cashless basis by surrendering this Warrant for that number of shares of Common Stock equal to: (1) the product of (A) the number of shares of Common Stock underlying this Warrant (or portion thereof being exercised) multiplied by (B) the Fair Market Value minus the Warrant Price; divided by (2) the Fair Market Value.

(b) Delivery of Stock Certificates. As soon as practicable after the exercise of this Warrant and the payment of the Warrant Price (if applicable), the Company shall issue to Holder a certificate or certificates for the number of full shares of Common Stock to which Holder is entitled, registered in such name or names as may be directed by Holder. Notwithstanding any provision of this Warrant to the contrary, the Company shall not issue fractional shares upon exercise of this Warrant. If, by reason of any exercise of this Warrant (whether in cash, on a cashless basis or otherwise), Holder would be entitled to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number the number of shares of Common Stock to be issued to Holder. This Warrant may not be exercised by, or securities issued to, Holder in any state in which such exercise would be unlawful.

(c) Valid Issuance. All shares of Common Stock issued upon the exercise of this Warrant in accordance with its terms shall be validly issued, fully paid and nonassessable.

(d) Maximum Percentage. Holder may elect, by giving written notice to the Company, to be subject to the provisions contained in this Section 3(d); provided, Holder will not be subject to this Section 3(d) unless Holder affirmatively makes such election. If Holder elects to be subject to this Section 3(d), the Company shall not effect the exercise of this Warrant, and Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, Holder (together with such Holder’s affiliates), to the Company’s actual knowledge, would beneficially own in excess of 9.8% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by Holder and Holder’s affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by Holder and Holder’s affiliates (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the U.S. Securities and Exchange Commission (the “SEC”) as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of Holder, the Company shall, within two (2) business days, confirm orally and in writing to Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by Holder and Holder’s affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, Holder may from time to time increase or decrease the Maximum Percentage applicable to Holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first business day after such notice is delivered to the Company.

(e) Delivery of New Warrant Upon Exercise. If this Warrant shall have been exercised in part, including as a result of additional shares of Common Stock becoming available for purchase hereunder pursuant to the calculation set forth in Section 1(b) as a result of the making of one or more additional Delayed Draw Term Loans occurring following the previous exercise of this Warrant, the Company shall, at the request of a Holder and upon surrender of this Warrant, at the time of delivery of the certificate or certificates representing shares of Common Stock issuable upon the exercise of this Warrant, deliver to Holder a new warrant evidencing the rights of Holder to purchase the unpurchased shares of Common Stock called for by this Warrant, which new warrant shall in all other respects be identical with this Warrant.

4. Adjustments.

(a) Stock Dividends; Split-Ups. If after the date hereof, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of the Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of this Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock. A rights offering to all holders of the shares of Common Stock entitling such holders to purchase shares of Common Stock at a price less than the Fair Market Value shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the shares of Common Stock), multiplied by (ii) one (1) minus a fraction (1) the numerator of which is the price per share of Common Stock paid in such rights offering and (2) the denominator of which is the Fair Market Value. For purposes of this Section 4(a), if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for the shares of Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion.

(b) Aggregation of Shares. If after the date hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of the Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of this Warrant shall be decreased in proportion to such decrease in outstanding Common Stock.

(c) Extraordinary Dividends. If the Company, at any time prior to the Expiration Date, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such Common Stock (or other shares of the Company’s capital stock into which this Warrant is convertible), other than (a) as described in Section 4(a) above, (b) in the form of Ordinary Cash Dividends (as defined below), or (c) as a result of the repurchase of Common Stock by the Company as permitted by that certain Investment Management Trust Agreement, dated as of July 15, 2014, by and between the Company and Continental Stock Transfer & Trust Company (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and the fair market value (as determined by the Company’s board of directors, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this Section 4(c), “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of this Warrant) does not exceed $0.50.

(d) Adjustments in Warrant Price.

(i) Whenever the number of shares of Common Stock purchasable upon the exercise of this Warrant is adjusted, as provided in Section 4(a) and 4(b), the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (i) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of this Warrant immediately prior to such adjustment, and (ii) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

(ii) Without limiting the generality of the foregoing, the Company, in its sole discretion, may lower the Warrant Price at any time prior to the Expiration Date for a period of not less than ten (10) business days; provided, that the Company shall provide at least ten (10) business days prior written notice of such reduction to Holder.

(e) Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 4(a) or 4(b) or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, Holder shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified herein, and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that Holder would have received if Holder had exercised this Warrant immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Section 4(a) or 4(b), then such adjustment shall be made pursuant to Section 4(a), 4(b), 4(d)(i) and this Section 4(e). The provisions of this Section 4(e) shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

(f) Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares of Common Stock issuable upon exercise of this Warrant, the Company shall give written notice thereof to the Company, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4(a), 4(b), 4(c), 4(d) or 4(e)(i), then the Company shall give written notice to Holder, at the last address set forth for Holder in the warrant register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

(g) Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of this Warrant in order to (i) avoid an adverse impact on this Warrant and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by this Warrant is necessary to effectuate the intent and purpose of this Section 4 and, if such firm determines that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of this Warrant in a manner that is consistent with any adjustment recommended in such opinion.

5. Transfer and Exchange of Warrant.

(a) Registration of Transfer. The Company shall register the transfer of this Warrant upon the warrant register, upon surrender of this Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new warrant representing the right to purchase an equal aggregate number of shares of Common Stock shall be issued and this Warrant shall be cancelled by the Company.

(b) Procedure for Surrender of Warrant. This Warrant may be surrendered to the Company, together with a written request for exchange or transfer, and thereupon the Company shall issue in exchange therefor one or more new warrants as requested by Holder, representing the right to purchase an equal aggregate number of shares of Common Stock; provided, however, that in the event that this Warrant bears a restrictive legend at the time surrendered for transfer, the Company shall not cancel this Warrant and issue new warrants in exchange therefor until the Company has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new warrants must also bear a restrictive legend.

(c) Fractional Shares. The Company shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a share of Common Stock.

(d) Service Charges. No service charge shall be made for any exchange or registration of transfer of this Warrant.

6. Registration Rights.

(a) Piggyback Rights. Holder shall have the right to include all or any portion of the shares of Common Stock underlying this Warrant (collectively, the “Registrable Securities”) as part of any other registration of securities pursuant to a registration statement filed by the Company (other than in connection with a transaction of the type contemplated by Rule 145(a) promulgated under the Securities Act, pursuant to Form S-8, S-4 or any equivalent form, or in connection with the registration of securities as required by any agreement entered into by the Company prior to the Closing Date); provided, however, that if, in connection with any primary underwritten public offering for the account of the Company, the managing underwriter(s) thereof shall, in its reasonable discretion, impose a limitation on the number of Registrable Securities which may be included in the registration statement because, in such underwriter(s)’ judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then the Company shall be obligated to include in such registration statement only such limited portion of the Registrable Securities with respect to which Holder requested inclusion hereunder as the underwriter shall reasonably permit.

(b) Expenses and Procedures. The Company shall bear all fees and expenses attendant to registering the Registrable Securities pursuant to Section 6(a) hereof, but Holder shall pay any and all underwriting commissions and the expenses of any legal counsel selected by Holder to represent Holder in connection with the sale of the Registrable Securities. In the event of such a proposed registration, the Company shall furnish Holder with not less than five (5) business days written notice prior to the proposed date of filing of such registration statement. Such notice to Holder shall continue to be given notice for each registration statement filed by the Company until the earlier of such time as all of the Registrable Securities (i) have been sold by Holder (ii) are registered under an effective registration statement or (iii) may be sold without volume or manner of sale restrictions under Rule 144 of the Securities Act. Holder shall exercise the “piggyback” rights provided for herein by giving written notice within two (2) business days of the receipt of the Company’s notice of its intention to file a registration statement. Notwithstanding anything contained in this Warrant to the contrary, Holder shall not have the right to participate in any of the foregoing offerings unless Holder furnishes to the Company a completed and executed questionnaire provided by the Company to the Holder(s), at least seven (7) days in advance of the applicable offering, requesting information customarily sought of selling security holders in such offerings.

(c) Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 6:

(i) To the extent permitted by law, the Company will indemnify and hold harmless Holder, any underwriter (as defined in the Securities Act) for Holder and each person, if any, who controls Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (A) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (C) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to Holder or such underwriter or controlling person any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 6(c)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs solely in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by Holder, or any such underwriter or controlling person.

(ii) To the extent permitted by law, Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other holder selling securities in such registration statement and any controlling person of any such underwriter or other holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs solely in reliance upon and in conformity with written information furnished by Holder expressly for use in connection with such registration; and Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 6(c)(ii), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 6(c)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Holder, which consent shall not be unreasonably withheld; and provided further that, in no event shall any indemnity under this Section 6(c)(ii) exceed the net proceeds from the offering received by Holder.

(iii) Promptly after receipt by an indemnified party under this Section 6(c) of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6(c), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 6(c), but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6(c).

(iv) If the indemnification provided for in this Section 6(c) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(v) Notwithstanding the foregoing, to the extent that the provisions relating to indemnification and contribution contained in any underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(vi) The obligations of the Company and Holder under this Section 6(c) shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 6.

8. Other Provisions Relating to Rights of Holder.

(a) No Rights as Shareholder. This Warrant does not entitle Holder to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends or other distributions; to exercise any preemptive rights; to vote at or receive notice of the meetings of shareholders of the Company; or to vote or consent with respect to the election of directors of the Company or any other matter.

(b) Lost, Stolen, Mutilated, or Destroyed Warrant. If this Warrant is lost, stolen, mutilated, or destroyed, the Company may on such terms as to indemnity or otherwise as it may in its discretion impose (which shall, in the case of a mutilation, include the surrender of this Warrant), issue a new warrant of like denomination, tenor, and date as this Warrant, and any such new warrant shall constitute a substitute contractual obligation of the Company.

(c) Reservation of Shares of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of this Warrant. Except and to the extent as waived or consented to by Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any shares of Common Stock above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

8. Successors. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder

9. Notice. Any notice, statement or demand authorized by this Warrant to be given or made shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is specified in writing by the Company or the Holder) as follows:

If to the Company to:

Limbach Holdings, Inc.

1251 Waterfront Place, Suite 201

Pittsburgh, Pennsylvania 15222

Attn: Scott Wright

If to the Holder, to the address set forth on the signature page hereof.

10. Applicable Law. The validity, interpretation, and performance of this Warrant shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Any action, proceeding or claim against it arising out of or relating in any way to this Warrant shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The parties hereto hereby waive any objection to such exclusive jurisdiction and that any of such courts represent an inconvenient forum. Any such process or summons to be served upon any party hereto may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the parties hereto in any action, proceeding or claim.

11. Persons Having Rights under this Warrant. This Warrant is for the sole benefit of the parties hereto and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

12. Counterparts. This Warrant may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

13. Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant and shall not affect the interpretation thereof.

14. Amendments. Any modification or amendment to this Warrant shall require the written consent of the Holder. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period, without the consent of Holder.

15. Severability. This Warrant shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Warrant has been duly executed by the parties hereto as of the day and year first above written.

LIMBACH HOLDINGS, INC.

By:
Name:
Title:

ACCEPTED AND AGREED, as
of the date first written above

By:
Name:
Title:

Address for notices:

SUBSCRIPTION FORM

To Be Executed by the Registered Holder in Order to Exercise Warrant

TO: Limbach Holdings, Inc.

(1) The undersigned hereby elects to purchase _________________ shares of Common Stock of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

☐ lawful money of the United States; or

☐ a cashless exercise of this Warrant pursuant to Section 3(a)(ii) thereof.

(3) Please issue a certificate or certificates representing such shares of Common Stock of the Company in the name of the undersigned or in such other name as is specified below:

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to
(PLEASE PRINT OR TYPE NAME AND ADDRESS)

and, if such number of shares of Common Stock shall not be all the shares of Common Stock evidenced by this Warrant, that a new Warrant for the balance of such shares be registered in the name of, and delivered to, the registered Holder at the address stated below:

Dated: _____________________
(SIGNATURE)

(ADDRESS)

(TAX IDENTIFICATION NUMBER)

ASSIGNMENT

To Be Executed by the Registered Holder in Order to Assign Warrant

For Value Received, _______________________ hereby sells, assigns, and transfers unto

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to

(PLEASE PRINT OR TYPE NAME AND ADDRESS)

______________________ of the shares of Common Stock represented by this Warrant, and hereby irrevocably constitutes and appoints _________________________________ Attorney to transfer such portion of this Warrant on the books of the Company, with full power of substitution in the premises.

Dated: _____________________
(SIGNATURE)